Exhibit 10.3

GUARANTY

GUARANTY, dated as of June 27, 2011 (this “Guaranty”), made by Quantum Pacific International Limited., a corporation organized and existing under the laws of the British Virgin Islands (the “Guarantor”), in favor of Citigroup Inc. and each subsidiary or affiliate thereof (including Citibank, N.A. and each of its branches wherever located) (including its successors and assigns, “Citi”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Citibank, N.A. to enter into an Agreement for Standby Letter of Credit, dated as of June 7, 2011 (the “SBLC Agreement”), with Pacific Drilling (Gibraltar) Ltd., a Gibraltar company (the “Obligor”), as the applicant therein named, pursuant to which, as therein provided, Citibank, N.A. in its discretion may, inter alia, issue on or more stand-by or direct pay standby letters of credit to Citibank Nigeria Ltd. to support the operations in Nigeria of the dynamically-positioned drill ship named “Pacific Bora” (the “Vessel”) owned by the Obligor’s subsidiary, Pacific Bora Ltd., a Liberian corporation ( the “Owner”), the Guarantor agrees as follows:

1. Guaranty. The Guarantor unconditionally guarantees the punctual payment when due, whether upon maturity, by acceleration or otherwise, of all obligations (now or hereafter existing) of the Obligor under the SBLC Agreement and any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”), whether for principal, interest, fees, expenses or otherwise, in each case strictly in accordance with the terms thereof (all such obligations being the “Obligations”). If the Obligor fails to pay any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to Citi. The Guarantor will also pay to Citi any and all expenses (including without limitation, reasonable legal fees and expenses) incurred by Citi in enforcing its rights under this Guaranty. This Guaranty is a guaranty of payment and not merely of collection.

2. Guaranty Absolute. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (i) any illegality, lack of validity or enforceability of any Obligation, (ii) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment, (iii) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Obligor, Citi, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or Citi’s rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a Non-USD Currency (as hereinafter defined) for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives the Obligor of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), and (vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Citi that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Obligor or the Guarantor or any other guarantor or surety (other than the defense of payment or performance).

Without limiting the generality of the foregoing, the Guarantor guarantees that it shall pay Citi strictly in accordance with the express terms of any document or agreement evidencing any Obligation, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where the Obligor is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where the Obligor is principally located.

It is the intent of this Section 2 that the Guarantor’s obligations hereunder are and shall be absolute and unconditional under any and all circumstances.

3. Waiver. The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that Citi exercise any right or take any action against the Obligor or any collateral security or credit support.

4. Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by Citi upon the insolvency, bankruptcy or reorganization of the Obligor or otherwise, all as though such payment had not been made.

5. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which Citi is committed to provide extensions of credit.

6. Taxes. Any and all payments by the Guarantor hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed on Citi’s net income by the jurisdiction under the laws of which Citi is organized or any political subdivision thereof or by the jurisdiction of Citi’s lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being “Taxes”). If the Guarantor is required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable will be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Citi will receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor will make such deductions, and (iii) the Guarantor will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Guarantor will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Obligations (“Other Taxes”). The Guarantor will promptly furnish to Citi the original or a certified copy of a receipt evidencing payment thereof. The Guarantor will indemnify Citi for the full amount of Taxes or Other Taxes paid by Citi or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, within 30 days of Citi’s request therefor. Without prejudice to the survival of any other agreement contained herein, the Guarantor’s agreements and obligations contained in this Section will survive the payment in full of the Obligations, principal and interest hereunder and any termination of this Guaranty.

7. Place and Currency of Payment. If any Obligation is payable in U.S. Dollars, the Guarantor will make payment hereunder to Citi in U.S. Dollars at 399 Park Avenue, New York, New York or such other location in the United States of America as Citi specifies to the Guarantor. If any Obligation is payable in a currency other than U.S. Dollars (a “Non-USD Currency”), the Guarantor will, at Citi’s option, either (i) make payment in such Non-USD Currency at the place where such Obligation is payable, or (ii) pay Citi in U.S. Dollars at 399 Park Avenue, New York, New York or such other location in the United States as Citi specifies to the Guarantor. In the event of a payment pursuant to clause (ii) above, the Guarantor will pay Citi the equivalent of the amount of such Obligation in U.S. Dollars calculated at the rate of exchange at which, in accordance with normal banking procedures, Citi may buy such Non-USD Currency in New York, New York on the date the Guarantor makes such payment; provided, however, that the foregoing provisions of this sentence shall not apply to any payments hereunder in respect of Obligations that have been re-denominated into a Non-USD Currency as a result of the application of any law, order, decree or regulation in any jurisdiction other than the United States, which Obligations shall, for purposes of this Guaranty, be deemed to remain denominated in U.S. Dollars and payable to Citi in accordance with the first sentence of this Section.

8. Set-Off. If the Guarantor fails to pay any of its obligations hereunder when due and payable, Citi is authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citi to or for the Guarantor’s credit or account against any and all of the Obligations, whether or not Citi has made any demand under this Guaranty. Citi will promptly notify the Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. Citi’s rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Citi may have.

9. Representations and Warranties. The Guarantor represents and warrants that:

(i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any contractual restriction binding on or affecting the Guarantor or any entity that controls it;

(ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty;

(iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms;

(iv) the consolidated balance sheets of the Guarantor and its subsidiaries as at December 31, 2009, and the related consolidated statements of income and retained earnings of the Guarantor and its subsidiaries for the fiscal year then ended, copies of which have been furnished to Citi, fairly present the financial condition of the Guarantor and its subsidiaries as at such date and the results of the operations of the Guarantor and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2009, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor or of the Guarantor and its subsidiaries taken as a whole;

(v) there is no action, suit, investigation or proceeding pending against, or to the Guarantor’s knowledge, threatened against or affecting the Guarantor or any of its subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a material likelihood of an adverse decision which could reasonably be expected to have a material adverse affect on the business, condition (financial or other), operations, performance, properties or prospects of the Guarantor and its subsidiaries, taken as a whole, or which would impair the ability of the Guarantor to perform its obligations hereunder, or which in any manner draws into question the legality, validity or enforceability of this Guaranty;

(vi) no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Guarantor to Citi in connection with the transactions contemplated hereby and the negotiation of this Guaranty or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and

(vii) each of the Guarantor and each of its consolidated subsidiaries is, individually and together with its subsidiaries, Solvent. “Solvent” means, with respect to any person on a particular date, that on such date (a) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature and (c) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which person’s property would be unreasonably small in relation to such business or such transaction.

On the date that SBLC Agreement has been entered into, and on each date that a Letter of Credit under the SBLC Agreement is issued or renewed, the Guarantor will be deemed to have represented and warranted that all of the foregoing statements are true on such date.

10. Covenants. So long as this Guaranty is in effect, the Guarantor will:

(i) as soon as available, if at all, after the end of each of the first three quarters of each fiscal year of the Guarantor, deliver to Citi consolidated balance sheets of the Guarantor and its subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Guarantor and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the Guarantor’s chief financial officer as having been prepared in accordance with generally accepted accounting principles (GAAP as defined in section (vi) (a) below);

(ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Guarantor, deliver to Citi a copy of the annual audit report for such year for the Guarantor and its subsidiaries, containing a consolidated balance sheet of the Guarantor and its subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Guarantor and its subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to Citi by independent public accountants acceptable to Citi;

(iii) as soon as possible, and in any event within five days after obtaining knowledge of each Guarantor Event of Default (as defined in Section 11) and each event which, with the giving of notice and/or the passage of time would constitute a Guarantor Event of Default (a “Guarantor Default”), deliver to Citi a statement of the Guarantor’s chief financial officer, setting forth details of such Guarantor Event of Default or Guarantor Default and the action that the Guarantor has taken or proposes to take with respect thereto;

(iv) at any reasonable time and from time to time, permit Citi and any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and its subsidiaries with any of their officers or directors and with their independent certified public accountants;

(v) ensure that the SBLC Agreement contains (y) an event of default which is triggered by the occurrence of a Guarantor Event of Default, and (z) an event of default which is triggered in the event that this Guaranty ceases to be legal, valid, binding or enforceable against the Guarantor in accordance with its terms .

(vi)

(a) Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least US$1 billion.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of Guarantor and its subsidiaries determined in accordance with generally accepted accounting principles from time to time in effect in the United States, or International Financial Reporting Standards published by the International Accounting Standards Board, as in effect from time to time, consistently applied (“GAAP”), but excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of Guarantor and its subsidiaries that would be classified as intangible assets on the consolidated balance sheet of Guarantor as of such date prepared in accordance with GAAP. For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

(b) Total Debt to Total Capitalization Ratio. Maintain, at the end of each fiscal quarter of Guarantor , a ratio of Total Debt to Total Capitalization (each as defined below) for the four fiscal quarters ended as of the end of such quarter not greater than 3.0:5.0.

“Total Debt” means, as to Guarantor and its Consolidated Subsidiaries at any time, the aggregate sum of (a) all indebtedness (as reflected on the Consolidated balance sheet of Guarantor ) and (b) (without duplication):

(i) moneys borrowed;

(ii) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv) the amount of any liability in respect of any lease or hire purchase contract that, in accordance with IFRS, would be treated as a finance or capital lease;

(v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi) the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of ninety (90) days in order to raise finance or to finance the acquisition of those assets or services;

(vii) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(viii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative;

(ix) transaction, the marked to market value shall not be taken into account until such time as the relevant derivative transaction is terminated);

(x) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby;

(xi) or documentary letter of credit or any other instrument issued by a bank or financial or other institution; and

(xii) the amount of any liability (without duplication) in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (xi) of this definition.

“Total Capitalization” means, as of any date of determination, the sum of Total Debt plus Consolidated Tangible Net Worth as of such date.

(vii) notify Citi promptly if:

(a) any payment is made by Star Deep Water Petroleum, a company organized under the laws of the Federal Republic of Nigeria (“Star Deep Water Petroleum”), in respect of the Temporary Import Bond pursuant to the reimbursement obligations contained in Section 14.5 of the Offshore Drilling Contract - Dwd-2010-639426, dated 9 November 2010 (as the same may be from time to time amended, supplemented or otherwise modified, the “Drilling Contract”), between Star Deep Water Petroleum Limited, and the Owner and Pacific International Drilling West Africa Limited, a Nigerian corporation (“PIDWAL”);

(b) the Vessel suffers a Total Loss or Major Casualty Event (as defined in the Project Facilities Agreement, dated 9 September 2010, between the Owner as a borrower, the other borrowers and guarantor therein named, DnB NOR Bank ASA and the other parties therein named (as the same may be from time to time amended, supplemented or otherwise modified, the “PFA”));

(c) Star Deep Water Petroleum, on the one hand, or the Owner or PIDWAL, collectively as Contractor, on the other hand, gives notice to the other party of a material breach or material default under the Drilling Contract or the Quiet Enjoyment Agreement, dated as of November 12, 2010 (the “QEA”), made by and between Star Deep Water Petroleum, DnB NOR Bank ASA as Security Trustee for the benefit of the secured parties under the PFA, and, collectively, the Owner and PIDW AL as the Contractor therein named (the Drilling Contract and the QEA, each a “Drilling Document” and collectively, the “Drilling Documents”), or either party repudiates or threatens to repudiate a Drilling Document; or

(d) a Change of Control (defined below) occurs.

A “Change of Control” means:

(i) the Guarantor ceases to own and control, directly or indirectly, free and clear of encumbrances (other than the security interest of the lenders and hedging parties under the PFA):

(A) (i) 70% of the issued and outstanding equity interests of Pacific Drilling Limited, a Liberian corporation (“PDL”), the Obligor, or the Owner or (ii) in the event of a registered securities offering or a private placement of the Equity Interests of PDL, 42% of the issued and outstanding Equity Interests of PDL; or

(B) at least 28% of the issued and outstanding equity interests of PIDWAL provided this item (B) shall not apply if there has been a registered securities offering or a private placement of the equity interests of PDL;

(ii) the current beneficial equity owners of the Guarantor (being such beneficial owners as of the date of this Guaranty) cease to own and control, directly or indirectly, free and clear of encumbrances, more than 50% of the issued and outstanding equity interests of the Guarantor.

11. Guarantor Events of Default. Each of the following events constitutes a “Guarantor Event of Default”:

(i) the Guarantor fails to pay any principal amount payable under this Guaranty when the same shall become due and payable or (b) the Guarantor shall fail to pay any interest or make any other payment under this Guaranty, in each case under this clause (b) within five (5) Business Days after the same shall become due and payable;

(ii) (x) the Guarantor fails to perform or observe any term, covenant or agreement contained in Section 10 (iii), (iv) or (vi); or (y) the Guarantor fails to perform or observe any other term, covenant or agreement contained in this Guaranty if such failure remains unremedied for 10 days after written notice thereof has been given to the Guarantor by Citi;

(iii) any representation or warranty made or deemed made by the Guarantor herein proves to have been incorrect in any material respect when made or deemed made;

(iv) the Guarantor or any of its subsidiaries fails to pay any principal of or premium or interest on any indebtedness for borrowed money that is outstanding in a principal or notional amount of at least US$ 5,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition exists under any agreement or instrument relating to any such indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such indebtedness; or any such indebtedness is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness is required to be made, in each case prior to the stated maturity thereof;

(v) the Guarantor or any of its subsidiaries is generally not paying its debts as such debts become due, or admits in writing its inability to pay such debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against the Guarantor or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Guarantor or any of its subsidiaries or for any substantial part of the Guarantor’s or such subsidiary’s property and, in the case of any such proceeding instituted against the Guarantor or such subsidiary (but not instituted by the Guarantor or such subsidiary), either such proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official) occurs; or the Guarantor or any of its subsidiaries takes any corporate action to authorize any of the actions set forth above in this subsection (v);

(vi) any judgment or order for the payment of money in excess of US$ 5,000,000 is rendered against the Guarantor or any of its subsidiaries and either (x) enforcement proceedings have been commenced by any creditor upon such judgment or order or (y) there is any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; and

(vii) a Change of Control shall occur.

Upon the occurrence and during the continuance of a Guarantor Event of Default and upon the demand of Citi made from time to time, the Guarantor will purchase from, and pay Citi for, the outstanding Obligations (including any contingent Obligations) at a purchase price equal to the aggregate amount of the outstanding Obligations (including any contingent Obligations); provided however, that the Guarantor’s obligation to make such purchase shall be automatic (and Citi shall not be required to make demand therefore)

immediately upon the occurrence of a Guarantor Event of Default set forth in clause (v) of this Section. Such purchase will be made not later than 12:00 noon two business days after the date of such demand for purchase, and in a place and currency as set forth in Section 7; provided further however, that such purchase shall be made immediately upon the occurrence of a Guarantor Event of Default set forth in clause (v) of this Section. The Guarantor hereby agrees that the purchase of the Obligations (including any contingent Obligations) by it hereunder will be without recourse to or representation or warranty by Citi. The foregoing remedy is in addition to any other rights and remedies otherwise available to Citi, including without limitation, any rights and remedies available to it under the documents or instruments evidencing the Obligations (including any contingent Obligations).

12. Continuing Guaranty. This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.

13. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to departure by the Guarantor herefrom, will in any event be effective unless the same is in writing and signed by Citibank, N.A., on behalf of Citi, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

14. Addresses. All notices and other communications provided for hereunder will be in writing (including telecopier communication), and mailed, telecopied or delivered to it, if to the Guarantor, at its address at Villa Saint Jean, 83 Ruelle Saint Jean, 98000 Monaco, Attention: John Frank Megginson, and if to Citi, at its address c/o Citibank, N.A., __________________________________________, Attention: ________________________________ Department, or, as to either party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively.

15. Guarantor’s Credit Decision, Etc. The Guarantor has, independently and without reliance on Citi and based on such documents and information as the Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. The Guarantor has adequate means to obtain from the Obligor on a continuing basis information concerning the financial condition, operations and business of the Obligor, and the Guarantor is not relying on Citi to provide such information now or in the future. The Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guaranty.

16. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into a Non-USD Currency, the Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, Citi could purchase U.S. Dollars with such Non-USD Currency on the business day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in a Non-USD Currency, be discharged only to the extent that on the date the Guarantor makes payment to Citi of any sum adjudged to be so due in such Non-USD Currency, Citi may, in accordance with normal banking procedures, purchase U.S. Dollars with such Non-USD Currency; if the U.S. Dollars so purchased are less than the sum originally due to Citi in U.S. Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Citi against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to Citi in U.S. Dollars, Citi agrees to remit to the Guarantor such excess.

17. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

18. Consent to Jurisdiction, Etc. The Guarantor irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any New York State or Federal court located in the County of New York, State of New York, over any suit, action or proceeding arising out of or relating to this Guaranty, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, and (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Guarantor hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York 10011, United States, as its agent to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other notice, document or process which may be served in such suit, action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address specified in Section 14. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of Citi to serve legal process in any other manner permitted by law or affect Citi’s right to bring any suit, action or proceeding against the Guarantor or its property in the courts of other jurisdictions. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor irrevocably waives such immunity in respect of its obligations under this Guaranty.

19. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR CITI’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

Quantum Pacific International Ltd.

By	/s/ D.U. Tugman
Name: D.U. Tugman
Title: Director